Exhibit 10.1

THE RMR GROUP INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of The RMR Group Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors:

•
Each Independent Director receives an annual fee of $40,000 for services as a Director, plus a fee of $1,250 per day for each meeting attended. Up to two $1,250 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date or two or more Board committee meetings are held on the same date. The annual fee for any new Independent Director is prorated for the initial year.

•
The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, receive an additional annual fee of $15,000, $10,000 and $10,000, respectively. The committee chair fee for any new Independent Director is prorated for the initial year.

•
Each Director receives a grant of 2,500 of the Company’s shares of Class A common stock on the date of the first Board meeting following each annual meeting of shareholders (or, for Directors who are first elected or appointed at other times, on the day of the first Board meeting attended).

•
The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs they incur to attend certain continuing education programs.